Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of June 28, 2013

Among

CYTEC INDUSTRIES INC.

as Borrower

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

CITIBANK, N.A.

as Administrative Agent

THE ROYAL BANK OF SCOTLAND PLC

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agents

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

SUMITOMO MITSUI BANKING CORPORATION

THE BANK OF NOVA SCOTIA

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Documentation Agents

and

CITIGROUP GLOBAL MARKETS INC.

RBS SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC,

As Joint Lead Arrangers and Joint Book Managers

2

3

SECTION 9.17.	Substitution of Currency	71

SECTION 9.18.	Waiver of Jury Trial	1

Schedules

Schedule I - Commitments

Schedule 4.01(h) - Environmental Compliance

Schedule 4.01(i) - Environmental Disclosure

Schedule 4.01(j) - Locations

Schedule 5.02(a) - Existing Liens

Schedule 5.02(c) - Existing Debt

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Revolving Credit Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D	-	Form of Opinion of Counsel for the Company

Exhibit E	-	Form of Designation Agreement

4

AMENDED AND RESTATED FIVE YEAR CREDIT AGREEMENT

Dated as of June 28, 2013

CYTEC INDUSTRIES INC., a Delaware corporation (the “Company”), the banks, financial institutions and other institutional lenders (the “Initial Lenders”) and issuers of letters of credit (“Initial Issuing Banks”) listed on the signature pages hereof, and CITIBANK, N.A. (“Citibank”), as administrative agent (the “Agent”) for the Lenders (as hereinafter defined), agree as follows:

PRELIMINARY STATEMENT. The Company, the lenders parties thereto and Citibank, N.A., as administrative agent, and certain other parties are parties to an Amended and Restated Five Year Credit Agreement dated as of June 21, 2011 (the “Existing Credit Agreement”). Subject to the satisfaction of the conditions set forth in Section 3.01, the parties hereto agree to amend and restate the Existing Credit Agreement as herein set forth, and the Lenders parties to this Agreement shall be substituted for the lenders parties to the Existing Credit Agreement.

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means a Revolving Credit Advance or a Swing Line Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

“Agent’s Account” means (a) in the case of Advances denominated in Dollars, the account of the Agent maintained by the Agent at Citibank at its office at 388 Greenwich Street, New York, New York 10013, Account No. 36852248, Attention: Bank Loan Syndications, (b) in the case of Advances denominated in any Alternative Currency, the account of the Agent designated in writing from time to time by the Agent to the Company and the Lenders for such purpose and (c) in any such case, such other account of the Agent as is designated in writing from time to time by the Agent to the Company and the Lenders for such purpose.

“Agreement Value” means, for any Hedge Agreement on any date of determination, the amount, if any, that would be payable to the Hedge Bank party to such Hedge Agreement in respect of “agreement value” as though such Hedge Agreement were terminated on such date, calculated as provided in such Hedge Agreement.

“Alternative Currencies” means lawful currency of the United Kingdom of Great Britain and Northern Ireland, lawful currency of Canada, Euros or any other lawful currency other than Dollars that is freely transferable and convertible into Dollars as the Company, with the consent of the Required Lenders and the Agent, shall designate.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Advance.

“Applicable Margin” means, for any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Margin for Base Rate Advances	Applicable Margin for Eurocurrency Rate Advances
Level 1 A- or A3 or above	0.000%	0.900%
Level 2 BBB+ or Baa1	0.000%	1.000%
Level 3 BBB or Baa2	0.100%	1.100%
Level 4 BBB- or Baa3	0.300%	1.300%
Level 5 Lower than Level 4	0.450%	1.450%

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

Public Debt Rating S&P/Moody’s	Applicable Percentage
Level 1 A- or A3 or above	0.100%
Level 2 BBB+ or Baa1	0.125%
Level 3 BBB or Baa2	0.150%
Level 4 BBB- or Baa3	0.200%
Level 5 Lower than Level 4	0.300%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Assuming Lender” has the meaning specified in Section 2.18(d).

“Assumption Agreement” has the meaning specified in Section 2.18(d)(ii).

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)  1/2 of one percent per annum above the Federal Funds Rate; and

(c) the British Bankers Association Interest Settlement Rate applicable to Dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on Reuters LIBOR01 Page (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day).

“Base Rate Advance” means an Advance denominated in Dollars that bears interest as provided in Section 2.07(a)(i).

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing.

“Borrowing Minimum” means, in respect of Advances denominated in Dollars, $5,000,000, in respect of Advances denominated in Sterling, £5,000,000, in respect of Advances denominated in Euros, €5,000,000, in respect of Advances denominated in Canadian Dollars, CAD5,000,000, and for each other Alternative Currency, such amount as shall be advised by the Agent.

“Borrowing Multiple” means, in respect of Advances denominated in Dollars, $1,000,000 in respect of Advances denominated in Sterling, £1,000,000, in respect of Advances denominated in Euros, €1,000,000, in respect of Advances denominated in Canadian Dollars, CAD1,000,000, and for each other Alternative Currency, such amount as shall be advised by the Agent.

“Borrowers” means, collectively, the Company and the Designated Subsidiaries from time to time.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London and in the country of issue of the currency of such Eurocurrency Rate Advance (or, in the case of an Advance denominated in Euros, which is a TARGET Day).

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Agent, each Issuing Bank and each Swing Line Bank (and “Cash Collateralization” has a corresponding meaning).

“CDOR Rate” means, for any Interest Period for each Eurocurrency Rate Advance denominated in Canadian Dollars comprising part of the same Borrowing, the rate per annum,

equal to the average of the annual yield rates applicable to Canadian banker’s acceptances at or about 10:00 a.m. (Toronto, Canada time) on the first day of such Interest Period on the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service (or such other page or commercially available source displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances as may be designated by the Agent from time to time) for a term equivalent to such Interest Period (or if such Interest Period is not equal to a number of months, for a term equivalent to the number of months closest to such Interest Period).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Citibank” means Citibank, N.A.

“Commitment” means a Revolving Credit Commitment, a Letter of Credit Commitment or a Swing Line Commitment.

“Commitment Date” has the meaning specified in Section 2.18(b).

“Commitment Increase” has the meaning specified in Section 2.18(a).

“Communications” has the meaning specified in Section 9.02(d)(ii).

“Consenting Lender” has the meaning specified in Section 2.19(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, Consolidated stockholders’ equity of the Company as of that date determined in accordance with GAAP (excluding, for purposes hereof, changes in the cumulative foreign currency translation adjustment and any mark to market of a derivative or hedging instrument (or any other adjustment related thereto)).

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Invested Amounts, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (it being understood that the amount of such Debt described in this clause (i) shall be deemed to be the lesser of the principal amount of such Debt and the value of the property subject to such Lien).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means at any time, subject to Section 2.20(c), (i) any Lender that has failed for three or more Business Days to comply with its obligations under this Agreement to make an Advance, make a payment to an Issuing Bank in respect of drawing under a Letter of Credit, to make a payment to a Swing Line Bank in respect of Swing Line Advances or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Agent, the Company, an Issuing Bank or a Swing Line Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or that has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) any Lender that has, for three or more Business Days after written request of the Agent or the Company, failed to confirm in writing to the Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Company’s receipt of such written confirmation), or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company; provided that a Lender Insolvency event shall not be deemed to occur with respect to a Lender or its Parent Company solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Parent Company by a governmental authority or instrumentality thereof where such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to

Section 2.20(c)) upon notification of such determination by the Agent to the Company, the Issuing Banks, the Swing Line Banks and the Lenders.

“Designated Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company designated for borrowing privileges under this Agreement pursuant to Section 9.09.

“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit E hereto signed by such Designated Subsidiary and the Company.

“Dollars” and the “$” sign each means lawful currency of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense and (d) amortization expense and (e) extraordinary or non-recurring non-cash losses included in determining such net income (or net loss), less (i) extraordinary or non-recurring non-cash gains included in determining such net income (or net loss), in each case determined in accordance with GAAP for such period. For the purposes of calculating EBITDA for any period, if during such period the Company or any Subsidiary shall have made an acquisition or divestiture, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition or divestiture occurred on the first day of such period.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.07(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.07(b)(iii)).

“Environmental Action” means any administrative, regulatory or judicial action, suit, legal demand, demand letter, legal claim, notice of non-compliance or violation, proceeding, consent order or consent agreement relating to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health or safety as it relates to any Hazardous Material or to the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or legally binding judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Material or damage to natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equivalent” in Dollars of any Alternative Currency on any date means the equivalent in Dollars of such Alternative Currency determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange Dollars for such Alternative Currency in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement, and the “Equivalent” in any Alternative Currency of Dollars means the equivalent in such Alternative Currency of Dollars determined by using the quoted spot rate at which the Agent’s principal office in London offers to exchange such Alternative Currency for Dollars in London prior to 4:00 P.M. (London time) (unless otherwise indicated by the terms of this Agreement) on such date as is required pursuant to the terms of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Company’s controlled group, or under common control with the Company, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Company or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Company or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination is made that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“EURIBO Rate” means, for any Interest Period for each Eurocurrency Rate Advance denominated in Euros comprising part of the same Borrowing, an interest rate per annum equal to (a) the Euro interbank offered rate administered by the Banking Federation and of the European Union (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the EMU as the Agent, after consultation with the Lenders and the Company, shall reasonably select or (b) if no quotation for the Euro for the relevant period is displayed and the Agent has not selected an alternative service on which a quotation is displayed, the average (rounded upwards to the nearest whole multiple of  1/16 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in

Euros are offered by each of the Reference Banks to leading banks in the European interbank market at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period in an amount substantially equal to the respective Reference Bank’s Eurocurrency Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period; provided that the rate determined under this definition shall not be less than 0.0%.

“Euro” means the lawful currency of the European Union as constituted by the Treaty of Rome which established the European Community, as such treaty may be amended from time to time and as referred to in the EMU legislation.

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” in its Administrative Questionnaire delivered to the Agent, or such other office of such Lender as such Lender may from time to time specify to the Company and the Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing:

(a) for Advances denominated in any currency other than Euro or Canadian Dollars, the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average of the rates per annum at which deposits in the applicable currency are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, subject, however, to the provisions of Section 2.08;

(b) for Advances denominated in Euro, the EURIBO Rate; and

(c) for Advance denominated in Canadian Dollars, the CDOR Rate.

“Eurocurrency Rate Advance” means a Revolving Credit Advance denominated in Dollars or any Alternative Currency that bears interest as provided in Section 2.07(a)(ii).

“Eurocurrency Rate Reserve Percentage” for any Interest Period for all Eurocurrency Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Extension Date” has the meaning specified in Section 2.19(b).

“Facility” means the Revolving Credit Facility, the Letter of Credit Facility or the Swing Line Facility.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fronting Exposure” means, at any time there is a Defaulting Lender (a) with respect to any Issuing Bank, such Defaulting Lender’s Ratable Share of the L/C Obligations with respect to Letters of Credit issued by such Issuing Bank, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof. and (b) with respect to any Swing Line Bank, such Defaulting Lender’s Ratable Share of the Swing Line Advances, other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms thereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements (other than non-financial commodities contracts).

“Hedge Bank” means any financial institution with which the Company has entered into a Hedge Agreement.

“Increase Date” has the meaning specified in Section 2.18(a).

“Increasing Lender” has the meaning specified in Section 2.18(b).

“Information” has the meaning specified in Section 9.08.

“Information Memorandum” means the information memorandum dated June 10, 2013 used by the Agent in connection with the syndication of the Commitments.

“Interest Expense” means the sum of interest on, and amortization of debt discount, in respect of Debt of the Company and its Subsidiaries, plus the discount or yield in respect of Invested Amounts for the period of time under consideration. For the purposes of calculating Interest Expense for any period, if during such period the Company or any Subsidiary shall have made an acquisition or divestiture, Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition or divestiture occurred on the first day of such period.

“Interest Period” means, for each Eurocurrency Rate Advance comprising part of the same Revolving Credit Borrowing, the period commencing on the date of such Eurocurrency Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurocurrency Rate Advance and ending on the last day of the period selected by the Borrower requesting such Borrowing pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, and subject to clause (c) of this definition, nine or twelve months, as such Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) such Borrower may not select any Interest Period that ends after the final Termination Date;

(b) Interest Periods commencing on the same date for Eurocurrency Rate Advances comprising part of the same Revolving Credit Borrowing shall be of the same duration;

(c) in the case of any such Revolving Credit Borrowing, such Borrower shall not be entitled to select an Interest Period having duration of nine or twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Revolving Credit Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Revolving Credit Borrowing shall be one, two, three or six months, as specified by such Borrower in the applicable Notice of Revolving Credit Borrowing as the desired alternative to an Interest Period of nine or twelve months;

(d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(e) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Invested Amounts” means the amounts invested by investors that are not Affiliates of the Company in connection with a receivables securitization program and paid to the Company or any of its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“issuance” with respect to any Letter of Credit means the issuance, amendment, renewal or extension of such Letter of Credit.

“Issuing Bank” means an Initial Issuing Bank, any Eligible Assignee to which a portion of the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 or any other Lender that agrees to become an Issuing Bank, so long as such Eligible Assignee or other Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Letter of Credit Commitment and Applicable Lending Office (which information shall be recorded by the Agent in the Register), for so long as such Initial Issuing Bank, Eligible Assignee or other Lender, as the case may be, shall have a Letter of Credit Commitment.

“L/C Cash Collateral Account” means an interest bearing cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Revolving Credit Advances made by an Issuing Bank in accordance with Section 2.03 that have not been funded by the Lenders and, in the case of any Letters of Credit denominated in Euro, shall be the Equivalent in Dollars of such amount, determined as of the third Business Day prior to such date.

“L/C Related Documents” has the meaning specified in Section 2.06(b)(i).

“Lender Insolvency Event” means that (a) a Lender or its Parent Company has become the subject of a proceeding under any debtor relief law, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means, collectively, each Initial Lender, each Issuing Bank, each Swing Ling Bank, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 or 2.19 and each Person that shall become a party hereto pursuant to Section 9.07.

“Letter of Credit” has the meaning specified in Section 2.01(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers and their specified Subsidiaries in (a) the Dollar amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Assumptions, the Dollar amount set forth for such Issuing Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Issuing Bank’s “Letter of Credit Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the least of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, (b) $50,000,000 and (c) the aggregate amount of the Revolving Credit Commitments, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Ratio” means, as of any date of determination, the ratio of Total Consolidated Debt as at the end of the most recently ended fiscal quarter of the Company for which financial statements are required to be delivered pursuant to Section 5.01(k) to EBITDA on a Consolidated basis for the Company and its Subsidiaries for the period of four most recently ended fiscal quarters of the Company for which financial statements are required to be delivered pursuant to Section 5.01(k).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement, each Designation Agreement, if any, each Letter of Credit Agreement and the Notes, if any.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or properties of the Company and its Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or any Lender under any Loan Document or (c) the ability of any Borrower to perform its obligations under any Loan Document to which it is a party.

“Material Subsidiary” means, at any time, a Subsidiary of the Company having at least 5% of the total Consolidated assets of the Company and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Company) or at least 5% of the total Consolidated revenues of the Company and its Subsidiaries for the twelve month period ending on the last day of the most recent fiscal quarter of the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and at least one Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 2.19(b).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.16 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advance made by such Lender to such Borrower.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Revolving Credit Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, or if such Lender does not have a bank holding company, then any corporation, association, partnership or other business entity owning, beneficially or of record, directly or indirectly, a majority of the Voting Stock of such Lender.

“Participant” has the meaning assigned to such term in Section 9.07(d).

“Payment Office” means, for any currency, such office of Citibank as shall be from time to time selected by the Agent and notified by the Agent to the Company and the Lenders.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 60 days unless such obligations are being contested in good faith and by proper proceedings and as to which reserves required to be maintained in accordance with GAAP are maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Company. For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined assuming that the other rating agency’s rating is set at the same level; (b) if neither S&P nor Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be; (c) if the ratings established by S&P and Moody’s shall fall within different levels, the Applicable Margin and the Applicable Percentage shall be based upon the higher rating, provided that if the lower of such ratings is more than one level below the higher of such ratings, the Applicable Margin and the Applicable Percentage will be determined based on the level immediately below the higher of such ratings; (d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of all Revolving Credit Commitments at such time (or, if the Revolving Credit Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the aggregate amount of all Revolving Credit Commitments as in effect immediately prior to such termination).

“Reference Banks” means Citibank, The Royal Bank of Scotland plc and Wells Fargo Bank, National Association.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Register” has the meaning specified in Section 9.07(c).

“Required Lenders” means at any time Lenders owed in excess of 50% of the then aggregate unpaid principal amount (based on the Equivalent in Dollars at such time) of the Revolving Credit Advances owing to Lenders, or, if no such principal amount is then outstanding, Lenders having in excess of 50% of the Revolving Credit Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Revolving Credit Commitments of such Lender at such time.

“Revolving Credit Advance” means an advance by a Lender to any Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurocurrency Rate Advance (each of which shall be a “Type” of Revolving Credit Advance).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders.

“Revolving Credit Commitment” means as to any Lender (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto as such Lender’s “Revolving Credit Commitment”, (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the Dollar amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Assumption, the Dollar amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 9.07(c), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

“Revolving Credit Facility” means, at any time, an amount equal to the aggregate amount of the Revolving Credit Commitments at such time.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Significant Subsidiary” means, at any time, a Subsidiary of the Company having at least 7.5% of the total Consolidated assets of the Company and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Company) or at least 7.5% of the total Consolidated pro forma revenues of the Company and its Subsidiaries for the twelve month period ending on the last day of the most recent fiscal quarter of the Company.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Company or any ERISA Affiliate and no Person other than the Company and the ERISA Affiliates or (b) was so maintained and in respect of which the Company or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Line Advance” means an advance made by the Swing Line Bank pursuant to Section 2.01(c) or any Lender pursuant to Section 2.02(b).

“Swing Line Bank” means Citibank or any other Lender that agrees to act as a Swing Line Bank by notice to the Company and the Agent indicating the amount of its Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by any Swing Line Bank.

“Swing Line Commitment” means with respect to any Swing Line Bank, the obligation of such Swing Line Bank to make Swing Line Advances for the account of the Borrowers in (a) the Dollar amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Swing Line Commitment” or (b) if such Swing Line Bank has entered into any Assignment and Assumption, the Dollar amount set forth for such Swing Line Bank in the Register maintained by the Agent pursuant to Section 9.07(c) as such Swing Line Bank’s “Swing Line Commitment”, in each case as such amount may be reduced prior to such time pursuant to Section 2.05.

“TARGET Day” shall mean any day on which TARGET2 is open for business.

“TARGET2” shall mean the Trans-European Automated Real Time Gross Settlement Express transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“Taxes” has the meaning specified in Section 2.14(a).

“Termination Date” means the earlier of (a) June 28, 2018, subject to the extension thereof pursuant to Section 2.19 and (b) the date of termination in whole of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.19 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Consolidated Debt” means all Debt that would, in accordance with GAAP, appear on the Consolidated balance sheet of the Company and its Subsidiaries and all Invested Amounts.

“Unissued Letter of Credit Commitment” means, with respect to any Issuing Bank, the obligation of such Issuing Bank to issue Letters of Credit for the account of the Borrowers or their specified Subsidiaries in an amount equal to the excess of (a) the amount of its Letter of Credit Commitment over (b) the aggregate Available Amount of all Letters of Credit issued by such Issuing Bank.

“Unused Commitment” means, with respect to each Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of (A) the aggregate Available Amount of all the Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.03(c) that have not been ratably funded by such Lender and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances then outstanding, in each case after giving effect to any adjustments made in accordance with Section 2.20(a).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03. Accounting Terms. For purposes of calculating the financial covenants hereunder, all accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles on the date hereof (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT

SECTION 2.01. The Advances and Letters of Credit. (a) The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date applicable to such Lender in an amount (based in respect of any Revolving Credit Advances to be denominated in any Alternative Currency by reference to the Equivalent thereof in Dollars determined on the date of delivery of the applicable Notice of Revolving Credit Borrowing) not to exceed such Lender’s Unused Commitment. Each Borrowing shall be in an amount not less than the Borrowing Minimum or the Borrowing Multiple in excess thereof and shall consist of Revolving Credit Advances of the same Type and in the same currency made on the same day by the Lenders ratably according to their respective Revolving Credit Commitments. Within the limits of each Lender’s Revolving Credit Commitment, the Borrowers may borrow under this Section 2.01(a), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(a).

(b) Letters of Credit. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, in reliance upon the agreements of the other Lenders set forth in this Agreement, to issue letters of credit (each, a “Letter of Credit”) denominated in Dollars for the account of any Borrower and its specified Subsidiaries from time to time on any Business Day during the period from the Effective Date until 30 days before the Termination Date applicable to such Issuing Bank in an aggregate Available Amount (i) for all Letters of Credit issued by each Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank’s Letter of Credit Commitment at such time and (ii) for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 10 Business Days before the Termination Date, provided that no Letter of Credit may expire after the Termination Date of any Non-Consenting Lender if, after giving effect to the issuance of such Letter of Credit, the aggregate Revolving Credit Commitments of the Consenting Lenders (including any replacement Lenders) for the period following such Termination Date would be less than the Available Amount of the Letters of Credit expiring after such Termination Date. Within the limits referred to above, the Borrowers may from time to time request the issuance of Letters of Credit under this Section 2.01(b). Each letter of credit listed on Schedule 2.01(b) shall be deemed to constitute a Letter of Credit issued hereunder, and each Lender that is an issuer of such a Letter of Credit shall, for purposes of Section 2.03, be deemed to be an Issuing Bank for each such letter of credit, provided than any renewal or replacement of any such letter of credit shall be issued by an Issuing Bank pursuant to the terms of this Agreement.

(c) Swing Line Advances. Each Swing Line Bank severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances denominated in Dollars to any Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding $25,000,000 (the “Swing Line Facility”) and (ii) in an amount for each such Advance not to exceed the Unused Commitments of the Lenders on such Business Day. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple thereof and shall consist of a Base Rate Advance. Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Borrowers may borrow under this Section 2.01(c), prepay pursuant to Section 2.10 and reborrow under this Section 2.01(c).

SECTION 2.02. Making the Advances. (a) Except as otherwise provided in Section 2.02(b) or 2.03(c), each Revolving Credit Borrowing shall be made on notice, given not later than (w) 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in Dollars or Canadian dollars, (x) 4:00 P.M. (London time) on the third Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Borrowing consisting of Eurocurrency Rate Advances denominated in pounds sterling, (y) 11:00 A.M. (New York City time) on the fourth Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any other Alternative Currency, or (z) 11:00 A.M. (New York City time) on the Business Day of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by any Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or facsimile. Each such notice of a Revolving Credit Borrowing (a “Notice of Revolving Credit Borrowing”) shall be by telephone, confirmed immediately in writing, by telecopier or facsimile in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing, (ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount and currency of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances, initial Interest Period and currency for each such Advance.

In the case of a Borrowing comprised of Eurocurrency Rate Advances in an Alternative Currency (other than the lawful currency of Great Britain and Northern Ireland, the lawful currency of Canada and Euros), the obligation of each Lender to make its Eurocurrency Rate Advance in the requested Alternative Currency as part of such Borrowing is subject to the confirmation by such Lender to the Agent not later than the fourth Business Day before the requested date of such Borrowing that such Lender agrees to make its Eurocurrency Rate Advance in the requested Alternative Currency, which confirmation shall be notified immediately by the Agent to the applicable Borrower. If any Lender shall not have so provided to the Agent such confirmation, the Agent shall promptly notify the applicable Borrower and each Lender that a Lender has not provided such confirmation, whereupon such Borrower may, by notice to the Agent not later than the third Business Day before the requested date of such Borrowing, withdraw the Notice of Borrowing relating to such requested Borrowing. If the applicable Borrower does so withdraw such Notice of Borrowing, the Borrowing requested in such Notice of Borrowing shall not occur and the Agent shall promptly so notify each Lender. If the applicable Borrower does not so withdraw such Notice of Borrowing, the Agent shall promptly so notify each

Lender and such Notice of Borrowing shall be deemed to be a Notice of Borrowing which requests a Borrowing comprised of Eurocurrency Rate Advances in an aggregate amount in Dollars equivalent, on the date the Agent so notifies each Lender, to the amount of the originally requested Borrowing in such Alternative Currency; and in such notice by the Agent to each Lender the Agent shall state such aggregate equivalent amount of such Borrowing in Dollars and such Lender’s ratable portion of such Borrowing.

Each Lender shall, before 1:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Advances denominated in Dollars, and before 11:00 A.M. (London time) on the date of such Revolving Credit Borrowing, in the case of a Revolving Credit Borrowing consisting of Eurocurrency Rate Advances denominated in any Alternative Currency, make available for the account of its Applicable Lending Office to the Agent at the applicable Agent’s Account, in same day funds, such Lender’s ratable portion of such Revolving Credit Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower requesting the Revolving Credit Borrowing at the Agent’s address referred to in Section 9.02 or at the applicable Payment Office, as the case may be; provided, however, that, if such Revolving Credit Borrowing is denominated in Dollars, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances made by the Swing Line Banks and by any other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Line Banks and such other Lenders for repayment of such Swing Line Advances.

(b) Each Swing Line Borrowing shall be made on notice, given not later than 4:00 P.M. (New York City time) on the date of the proposed Swing Line Borrowing by the applicable Borrower to each Swing Line Bank and the Agent, of which the Agent shall give prompt notice to the Lenders. Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by facsimile or telephone, and if by telephone confirmed immediately in writing by telecopier or facsimile, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the fifth Business Day after the requested date of such Borrowing). Each Swing Line Bank shall, before 5:00 P.M. (New York City time) on the date of such Swing Line Borrowing, make such Swing Line Bank’s ratable portion of such Swing Line Borrowing available (based on the respective Swing Line Commitments of the Swing Line Banks) to the Agent at the Agent’s Account, in same day funds. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent’s address referred to in Section 9.02.

Upon written demand by any Swing Line Bank with a Swing Line Advance, with a copy of such demand to the Agent, each other Lender will purchase from such Swing Line Bank, and such Swing Line Bank shall sell and assign to each such other Lender, such other Lender’s Ratable Share of such outstanding Swing Line Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Swing Line Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Swing Line Advance to be purchased by such Lender. Each Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Ratable Share of an outstanding Swing Line Advance on (i) the Business Day on which demand therefor is made by the Swing Line Bank which made such Advance, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by Swing Line Bank to any other Lender of a portion of a Swing Line Advance, such Swing Line Bank represents and warrants to such other Lender that such Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Advance, this Agreement, the Notes or the Borrowers. If and to the extent that any Lender shall not have so made the amount of such Swing Line Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such Lender is required to have made such amount available to the Agent until the date such amount is paid to the Agent, at the Federal Funds Rate. If such Lender shall pay to the Agent such amount for the account of such Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by such Swing Line Bank shall be reduced by such amount on such Business day.

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) no Borrower may select Eurocurrency Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than the Borrowing Minimum or if the obligation of the Lenders to make Eurocurrency Rate Advances shall then be suspended pursuant to Section 2.08 or 2.12 and (ii) the Eurocurrency Rate Advances may not be outstanding as part of more than twelve separate Revolving Credit Borrowings.

(d) Each Notice of Revolving Credit Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower requesting the Borrowing. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurocurrency Rate Advances, such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

(e) Unless the Agent shall have received notice from a Lender or a Swing Line Bank prior to the time of any Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, that such Lender or Swing Line Bank will not make available to the Agent such Lender’s or Swing Line Bank’s ratable portion of such Revolving Credit Borrowing or Swing Line Borrowing, as the case may be, the Agent may assume that such Lender or Swing Line Bank has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02, as applicable, and the Agent may, in reliance upon such assumption, make available to the Borrower requesting such Borrowing on such date a corresponding amount. If and to the extent that such Lender or Swing Line Bank shall not have so made such ratable portion available to the Agent, such Lender and such Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the higher of (A) the interest rate applicable at the time to the Advances comprising such Borrowing and (B) the cost of funds incurred by the Agent in respect of such amount and (ii) in the case of such Lender or Swing Line Bank, (A) the Federal Funds Rate in the case of Advances denominated in Dollars or (B) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in any Alternative Currency. If such Lender or Swing Line Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s or Swing Line Bank’s Advance as part of such Borrowing for purposes of this Agreement.

(f) The failure of any Lender or Swing Line Bank to make the Revolving Credit Advance or Swing Line Advance to be made by it as part of any Borrowing shall not relieve any other Lender or Swing Line Bank of its obligation, if any, hereunder to make its Revolving Credit Advance or

Swing Line Advance on the date of such Revolving Credit Borrowing or Swing Line Borrowing as the case may be, but no Lender or Swing Line Bank shall be responsible for the failure of any other Lender or Swing Line Bank to make the Revolving Credit Advance or Swing Line Advance to be made by such other Lender or Swing Line Bank on the date of any Revolving Credit Borrowing or Swing Line Borrowing, as the case may be.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit. (a) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof. Each such notice by a Borrower of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier, facsimile or telephone, confirmed immediately in writing, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit (which shall not be later than 5 Business Days before the Termination Date), (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, such Letter of Credit shall be issued pursuant to such application and agreement for letter of credit as such Issuing Bank may specify to the applicable Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 9.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing or decreasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to such Borrower for any reason, which amount will be advanced, and deemed to be an Advance to such Borrower hereunder, regardless of the satisfaction of the conditions set forth in Section 3.03. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Revolving Credit Commitment is amended pursuant to a Commitment Increase, an assignment in accordance with Section 2.19 or 9.07 or otherwise pursuant to this Agreement.

(c) Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit which is not reimbursed by the applicable Borrower on the date made shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance, in the amount of such draft, without regard to whether the making of such an Advance would exceed such Issuing Bank’s Unused Commitment. Each Issuing Bank shall give prompt notice of each drawing under any Letter of Credit issued by it to the applicable Borrower and the Agent. Upon written demand by such Issuing Bank, with a copy of such demand to the Agent and the applicable Borrower, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance pursuant to Section 2.03(b). Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on (i) the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(d) Letter of Credit Reports. Each Issuing Bank shall furnish (A) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit and (B) to the Agent and each Lender (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

(e) Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

SECTION 2.04. Fees. (a) Facility Fee. The Company agrees to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender’s Revolving Credit Commitment (irrespective of usage) from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date applicable to such Lender (or such later date on which the Revolving Credit Advances made by such Lender have been paid in full and the participations in Letters of Credit and Swing Line Advances of such Lender have been terminated) at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing June 30, 2013, and on the Termination Date applicable to each Lender, provided that no Defaulting Lender shall be entitled to receive any facility fee except in respect of its outstanding Advances for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Letter of Credit Fees. (i) Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued for the account of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Margin for Eurocurrency Rate Advances in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December, commencing with the quarter ended June 30, 2013, and on the final Termination Date applicable to each Lender; provided that the Applicable Margin shall be 2% above the Applicable Margin in effect upon the occurrence and during the continuation of an Event of Default if such Borrower is required to pay default interest pursuant to Section 2.07(b); provided, further, that (x) to the extent that all or a portion of the Fronting Exposure in respect of any Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.20(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Revolving Credit Commitments, and (y) to the extent that all or any portion of such Fronting Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the respective Issuing Banks ratably according to the outstanding Letters of Credit issued by each Issuing Bank.

(ii) Each Borrower shall pay to each Issuing Bank, for its own account, a fronting fee of 0.125% of the Available Amount of each Letter of Credit issued by such Issuing Bank for the account of such Borrower, on the date of such issuance, and such other commissions, issuance fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as such Borrower and such Issuing Bank shall agree.

(c) Agent’s Fees. The Company shall pay to the Agent for its own account such fees as may from time to time be agreed between the Company and the Agent.

SECTION 2.05. Optional Ratable Termination or Reduction of the Commitments. (a) The Company shall have the right, upon at least two Business Days’ notice to the Agent, to terminate in whole or permanently reduce ratably in part the Unused Commitments or the Unissued Letter of Credit Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

SECTION 2.06. Repayment of Advances and Letter of Credit Drawings. (a) Revolving Credit Advances. Each Borrower shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the aggregate principal amount of the Revolving Credit Advances made by such Lender to such Borrower and then outstanding.

(b) The obligations of each Borrower under any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit issued for the account of such Borrower shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by such Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by such Borrower thereof):

(i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of such Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(iii) the existence of any claim, set-off, defense or other right that such Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, any Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of such Borrower in respect of the L/C Related Documents; or

(vii) any other circumstance or happening that might otherwise constitute a defense available to, or a discharge of, such Borrower or a guarantor.

Notwithstanding the foregoing, any Issuing Bank paying any draft under a Letter of Credit shall remain responsible to such Borrower for its own gross negligence or willful misconduct.

(c) Swing Line Advances. Each Borrower shall repay to the Agent for the ratable account of the Swing Line Banks and each other Lender which has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made to it by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than five Business Days after the requested date of such Borrowing) and the Termination Date.

SECTION 2.07. Interest on Advances. (a) Scheduled Interest. Each Borrower shall pay interest on the unpaid principal amount of each Advance made to it and owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Revolving Credit Advance is a Base Rate Advance and for each Swing Line Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full or Swing Line Advance is paid in full.

(ii) Eurocurrency Rate Advances. During such periods as such Revolving Credit Advance is a Eurocurrency Rate Advance, a rate per annum equal at all times during each Interest Period for such Revolving Credit Advance to the sum of (x) the Eurocurrency Rate for such Interest Period for such Revolving Credit Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurocurrency Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Agent may, and upon the request of the Required Lenders shall, require the Borrowers to pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above; provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder upon demand whether or not previously required by the Agent.

(c) Additional Interest on Eurocurrency Rate Advances. For so long as any Lender maintains reserves against Eurocurrency Liabilities, each Borrower shall pay to the Agent for the account of each such Lender additional interest on the unpaid principal amount of each Eurocurrency Rate Advance of such Lender made to it, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting, in the case of Advances, (a) the Eurocurrency Rate for the Interest Period for such Advance from (b) the rate obtained by dividing such Eurocurrency Rate by a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the applicable Borrower through the Agent.

SECTION 2.08. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Eurocurrency Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Company and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b) If, with respect to any Eurocurrency Rate Advances, the Required Lenders notify the Agent that (i) they are unable to obtain matching deposits in the London inter-bank market at or about 11:00 A.M. (London time) on the second Business Day before the making of a Revolving Credit Borrowing in sufficient amounts to fund their respective Revolving Credit Advances as a part of such Borrowing during its Interest Period or (ii) the Eurocurrency Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurocurrency Rate Advances for such Interest Period, the Agent shall forthwith so notify the Company and the Lenders, whereupon (A) the Borrower of such Eurocurrency Advances will, on the last day of the then existing Interest Period therefor, (1) if such Eurocurrency Rate Advances are denominated in Dollars, either (x) prepay such Advances or (y) Convert such Advances into Base Rate Advances and (2) if such Eurocurrency Rate Advances are denominated in any Alternative Currency, either (x) prepay such Advances or (y) exchange such Advances into an Equivalent amount of Dollars and Convert such Advances into Base Rate Advances and (B) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

(c) If any Borrower shall fail to select the duration of any Interest Period for any Eurocurrency Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in any Alternative Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(d) On the date on which the aggregate unpaid principal amount of Eurocurrency Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than the Borrowing Minimum, such Advances shall automatically, on the last day of the then existing Interest Period therefor, (i) if such Eurocurrency Rate Advances are denominated in Dollars, Convert into Base Rate Advances and (ii) if such Eurocurrency Rate Advances are denominated in any Alternative Currency, be exchanged for an Equivalent amount of Dollars and Convert into Base Rate Advances.

(e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurocurrency Rate Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advances are denominated in Dollars, be Converted into Base Rate Advances and (B) if such Eurocurrency Rate Advances are denominated in any Alternative Currency, be exchanged for an Equivalent amount of Dollars and be Converted into Base Rate Advances and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurocurrency Rate Advances shall be suspended.

(f) If Reuters Screen LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Agent for determining the Eurocurrency Rate for any Eurocurrency Rate Advances,

(i) the Agent shall forthwith notify the applicable Borrower and the Lenders that the interest rate cannot be determined for such Eurocurrency Rate Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, (A) if such Eurocurrency Rate Advance is denominated in Dollars, Convert into a Base Rate Advance and (B) if such Eurocurrency Rate Advance is denominated in any Alternative Currency, be prepaid by the applicable Borrower or be automatically exchanged for an Equivalent amount of Dollars and be Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09. Optional Conversion of Revolving Credit Advances. The Borrower of any Revolving Credit Advance may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Revolving Credit Advances denominated in Dollars of one Type comprising the same Borrowing into Revolving Credit Advances denominated in Dollars of the other Type; provided, however, that any Conversion of Eurocurrency Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurocurrency Rate Advances, any Conversion of Base Rate Advances into Eurocurrency Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(c). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Dollar denominated Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurocurrency Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower giving such notice.

SECTION 2.10. Prepayments of Advances. (a) Optional. Each Borrower may, upon notice at least two Business Days’ prior to the date of such prepayment, in the case of Eurocurrency Rate Advances, and not later than 11:00 A.M. (New York City time) on the date of such prepayment, in the case of Base Rate Advances, to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Revolving Credit Advances shall be in an aggregate principal amount of not less than the Borrowing Minimum or a Borrowing Multiple in excess thereof, (y) each partial prepayment of Swing Line Advances shall in an aggregate principal amount of not less than $500,000 and (z) in the event of any such prepayment of a Eurocurrency Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 9.04(c).

(b) Mandatory. (i) If, on any date, the Agent notifies the Company that, on any interest payment date, the sum of (A) the aggregate principal amount of all Advances denominated in Dollars plus the aggregate Available Amount of all Letters of Credit then outstanding plus (B) the Equivalent in Dollars (determined on the third Business Day prior to such interest payment date) of the aggregate principal amount of all Advances denominated in any Alternative Currency then outstanding exceeds 105% of the aggregate Commitments of the Lenders on such date, the Borrowers shall, as soon as practicable and in any event within two Business Days after receipt of such notice, subject to the proviso to this sentence set forth below, prepay the outstanding principal amount of any Advances owing by the Borrowers in an aggregate amount sufficient to reduce such sum to an amount not to exceed 100% of the aggregate Commitments of the Lenders on such date together with any interest accrued to the date of such prepayment on the aggregate principal amount of Advances prepaid; provided that (x) if the aggregate principal amount of Base Rate Advances outstanding at the time of such required prepayment is less than the amount of such required prepayment, the portion of such required prepayment in excess of the aggregate principal amount of Base Rate Advances then outstanding shall be deferred until the earliest to occur of the last day of the Interest Period of the outstanding Eurocurrency Rate Advances in an aggregate amount equal to the excess of such required prepayment and (y) if the Company has Cash Collateralized Letters of Credit in accordance with Section 2.20(a), the Available Amount of the outstanding Letters of Credit shall be deemed to have been reduced by the amount of such Cash Collateral. The Agent shall give prompt notice of any prepayment required under this Section 2.10(b)(i) to the Company and the Lenders, and shall provide prompt notice to the Company of any such notice of required prepayment received by it from any Lender.

(ii) Each prepayment made pursuant to this Section 2.10(b) shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and, in the case of any prepayment of a Eurocurrency Rate Advance on a date other than the last day of an Interest Period or at its maturity, any additional amounts which the Borrowers shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.04(c). The Agent shall give prompt notice of any prepayment required under this Section 2.10(b) to the Company and the Lenders.

SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority including, without limitation, any agency of the European Union or similar monetary or multinational authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern), (ii) changes in the rate or basis of taxation of overall net income or overall gross income, or in the rate or basis of franchise taxes imposed in lieu of net income taxes, by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof and (iii) FATCA), then the Company shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Company and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Company shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit. A certificate as to such amounts submitted to the Company and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) For the avoidance of doubt, for the purposes of this Section 2.11 with respect to capital adequacy, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority ) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued, promulgated or implemented.

SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Advances in Dollars or any Alternative Currency or to fund or maintain Eurocurrency Rate Advances in Dollars or any Alternative Currency hereunder, (a) each Eurocurrency Rate Advance will automatically, upon such demand (i) if such Eurocurrency Rate Advance is denominated in Dollars, be Converted into a Base Rate Advance and (ii) if such Eurocurrency Rate Advance is denominated in any Alternative Currency, be exchanged into an Equivalent amount of Dollars and be Converted into a Base Rate Advance and (b) the obligation of the Lenders to make Eurocurrency Rate Advances or to Convert Revolving Credit Advances into Eurocurrency Rate Advances shall be suspended until the Agent shall notify the Company and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.13. Payments and Computations. (a) Each Borrower shall make each payment hereunder (except with respect to principal of, interest on, and other amounts relating to, Advances denominated in any Alternative Currency), irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Agent at the applicable Agent’s Account in same day funds. Each Borrower shall make each payment hereunder with respect to principal of, interest on, and other amounts relating to, Advances denominated in any Alternative Currency, irrespective of any right of counterclaim or set-off, not later than 11:00 A.M. (at the Payment Office for such Alternative Currency) on the day when due in such Alternative Currency to the Agent, by deposit of such funds to the applicable Agent’s Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.04(b)(ii), 2.11, 2.14 or 9.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18 or an extension of the Termination Date pursuant to Section 2.19, and upon the Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower’s accounts with such Lender any amount so due.

(c) All computations of interest based on Citibank’s base rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, all computations of interest based on the Eurocurrency Rate, the Federal Funds Rate or One Month LIBOR and of fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 360 days (or, in each case of Advances denominated in Alternative Currencies where market practice differs, in accordance with market practice), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at (i) the Federal Funds Rate in the case of Advances denominated in Dollars or (ii) the cost of funds incurred by the Agent in respect of such amount in the case of Advances denominated in any Alternative Currency.

(f) To the extent that the Agent receives funds for application to the amounts owing by any Borrower under or in respect of this Agreement or any Note in currencies other than the currency or currencies required to enable the Agent to distribute funds to the Lenders in accordance with the terms of this Section 2.13, the Agent shall be entitled to convert or exchange such funds into Dollars or into an Alternative Currency or from Dollars to an Alternative Currency or from an Alternative Currency to Dollars, as the case may be, to the extent necessary to enable the Agent to distribute such funds in accordance with the terms of this Section 2.13; provided that each Borrower and each of the Lenders hereby agree that the Agent shall not be liable or responsible for any loss, cost or expense suffered by such Borrower or such Lender as a result of any conversion or exchange of currencies affected pursuant to this Section 2.13(f) or as a result of the failure of the Agent to effect any such conversion or exchange; and provided further that each Borrower agrees to indemnify the Agent and each Lender, and hold the Agent and each Lender harmless, for any and all losses, costs and expenses incurred by the Agent or any Lender for any conversion or exchange of currencies (or the failure to convert or exchange any currencies) in accordance with this Section 2.13(f).

SECTION 2.14. Taxes. (a) Any and all payments by each Borrower to or for the account of any Lender or the Agent hereunder or under the Notes or any other documents to be delivered hereunder shall be made, in accordance with Section 2.13 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (i) in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Company shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes or any other documents to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c) Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, each Borrower shall furnish to the Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Agent. In the case of any payment hereunder or under the Notes or any other documents to be delivered hereunder by or on behalf of such Borrower through an account or branch outside the United States or by or on behalf of such Borrower by a payor that is not a United States person, if such Borrower determines that no Taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) (i) Any Lender that is a United States person shall deliver to each of the Agent and the Company on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), two Internal Revenue Service Forms W-9 certifying, to the extent such Lender is legally entitled to do so, that such Lender is exempt from U.S. federal backup withholding tax.

(ii) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Company (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Company with two original Internal Revenue Service forms W-8BEN, W-8ECI or W-8IMY, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, together with any required statements or attachments thereto, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. In the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such Lender shall provide each of the Agent and the Company with two original Internal Revenue Service Forms W-8BEN, together with a duly executed certificate to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Assumption pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8ECI or W-8IMY, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Company and shall not be obligated to include in such form or document such confidential information.

(iii) If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by the Company as may be necessary for the Borrowers to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.14(e)(ii) FATCA shall include any Treasury regulations or interpretations thereof.

(f) For any period with respect to which a Lender has failed to provide the Company with the appropriate form, certificate or other document described in Section 2.14(e)(i) (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which a form, certificate or other document originally was required to be provided, or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Company shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurocurrency Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than (x) as payment of an Advance made by an Issuing Bank pursuant to the first sentence of Section 2.03(c), (y) as a payment of a Swing Line Advance made by a Swing Line Bank that has not been participated to the other Lenders pursuant to Section 2.02(b) or (z) pursuant to Section 2.11, 2.14, 2.21 or 9.04(c)) in excess of its Ratable Share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Revolving Credit Commitment of such Lender.

(b) The Register maintained by the Agent pursuant to Section 9.07(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assumption Agreement and each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Agent from such Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes of such Borrower and its Subsidiaries, including acquisitions.

SECTION 2.18. Increase in the Aggregate Commitments. (a) The Company may, at any time but in any event not more than twice in any calendar year prior to the final Termination Date, by notice to the Agent, request that the aggregate amount of the Revolving Credit Commitments be increased by an amount of $10,000,000 or an integral multiple thereof (each a “Commitment Increase”) to be effective as of a date (the “Increase Date”) specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Revolving Credit Commitments at any time exceed $500,000,000 and (ii) on the related Increase Date the applicable conditions set forth in Article III shall be satisfied.

(b) The Agent shall promptly notify the Lenders of a request by the Company for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Revolving Credit Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Revolving

Credit Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Revolving Credit Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed among the Company, each Issuing Bank, the Swing Line Bank and the Agent (such agreement not to be unreasonably withheld or delayed).

(c) Promptly following each Commitment Date, the Agent shall notify the Company as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Company may extend offers to one or more Eligible Assignees approved by each Issuing Bank and the Swing Line Bank (such approval not to be unreasonably withheld or delayed) to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Revolving Credit Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or more.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section 2.19(c), an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Revolving Credit Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

(i) (A) certified copies of resolutions of the Board of Directors of the Company or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Company (which may be in-house counsel), in substantially the form of Exhibit D hereto;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Company and the Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, the Agent and the Company; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Revolving Credit Commitment in a writing satisfactory to the Company and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in Section 3.03 and in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Company, on or before 1:00 P.M. (New York City time), by telecopier or facsimile, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (New York City time) on the Increase Date, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances to be funded and held on a pro rata basis by the Lenders in accordance with their Ratable Shares).

SECTION 2.19. Extension of Termination Date. (a) At least 30 days but not more than 90 days prior to no more than three anniversaries of the Effective Date, the Company, by written notice to the Agent, may request an extension of the Termination Date of each Lender in effect at such time by one year from its then scheduled expiration. The Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than 20 days prior to such anniversary date, notify the Company and the Agent in writing as to whether such Lender will consent to such extension. If any Lender shall fail to notify the Agent and the Company in writing of its consent to any such request for extension of the Termination Date applicable to it at least 20 days prior to the applicable anniversary date, such Lender shall be deemed to be a Non-Consenting Lender with respect to such request. The Agent shall notify the Company not later than 15 days prior to the applicable anniversary date of the decision of the Lenders regarding the Company’s request for an extension of the Termination Date.

(b) If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date for each Lender in effect at such time shall, effective as at the applicable anniversary date (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Article III shall be satisfied. If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.19, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.19, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”). To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.19 and the Revolving Credit Commitment of such Lender is not assumed in accordance with subsection (c) of this Section 2.19 on or prior to the applicable Extension Date, the Revolving Credit Commitment of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Company, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date. It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Company for any requested extension of the Termination Date.

(c) If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.19, the Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Agent not later than 10 days prior to the Commitment Date of the amount of the Non-Consenting Lenders’ Revolving Credit Commitments for which it is willing to accept an assignment. If the Consenting Lenders notify the Agent that they are willing to accept assignments of Revolving Credit Commitments in an aggregate amount that exceeds the amount of the Revolving Credit Commitments of the Non-Consenting Lenders, such Revolving Credit Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed among the Company, each Issuing Bank, the Swing Line Bank and the Agent (such agreement not to be unreasonably withheld or delayed). If after giving effect to the assignments of Revolving Credit Commitments described above there remains any Revolving Credit Commitments of Non-Consenting Lenders, the Company may arrange for one or more Consenting Lenders or other Eligible Assignees approved by each Issuing Bank and the Swing Line Bank (such approval not to be unreasonably withheld or delayed) as Assuming Lenders to assume, effective as of the Extension Date, any Non-Consenting Lender’s Revolving Credit Commitment and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Revolving Credit Commitment of any such Assuming Lender as a result of such substitution shall in no event be less than $5,000,000 unless the amount of the Revolving Credit Commitment of such Non-Consenting Lender is less than $5,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i) any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid facility fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii) all additional costs, reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii) with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(b)(iv) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 8.05, shall survive such substitution as to matters occurring prior to the date of substitution. At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Company and the Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Company and the Agent, (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Company and the Agent as to the increase in the amount of its Revolving Credit Commitment and (C) each Non-Consenting Lender being replaced pursuant to this Section 2.19 shall have delivered to the Agent any Note or Notes held by such Non-Consenting Lender. Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d) If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.19) Lenders having Revolving Credit Commitments equal to at least 50% of the Revolving Credit Commitments in effect immediately prior to the Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Agent shall so notify the Company, and, subject to the satisfaction of the applicable conditions in Article III, the Termination Date then in effect shall be extended for the additional one-year period as described in subsection (a) of this Section 2.19, and all references in this Agreement, and in the Notes, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended. Promptly following each Extension Date, the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

SECTION 2.20. Defaulting Lenders. (a) If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply:

(i) so long as no Default has occurred and is continuing, such Defaulting Lenders’ Pro Rata Share of the L/C Obligations and Swing Line Advances will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (A) the sum of each Non-Defaulting Lender’s aggregate principal amount of Revolving Credit Advances and allocated share of the L/C Obligations and Swing Line Advances may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Company, any other Borrower, the Agent, any Issuing Bank, and Swing Line Bank or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s share of the L/C Obligations and Swing Line Advances cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will, not later than five Business Days after demand by the Agent (at the direction of an Issuing Bank and/or a Swing Line Bank), (A) Cash Collateralize the obligations of the Borrowers in respect of such L/C Obligations or Swing Line Advances in an amount at least equal to the aggregate amount of the unreallocated portion of such L/C Obligations or Swing Line Advances, or (B) make other arrangements reasonably satisfactory to the Agent, each Issuing Bank and each Swing Line Bank, as the case may be, in their reasonable discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrowers or otherwise received by the Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Agent in a segregated non-interest bearing account until (subject to Section 2.20(c)) the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to an Issuing Bank or a Swing Line Bank (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh after the termination of the Revolving Credit Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.20 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, each Issuing Bank and each Swing Line Bank is hereby authorized by each Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Agent, Notices of Revolving Credit Borrowing pursuant to Section 3.03 in such amounts and in such times as may be required to (i) reimburse an outstanding drawing under a Letter of Credit, (ii) repay an outstanding Swing Line Advance and/or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit and Swing Line

Advances in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swing Line Advance.

(b) No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.20, performance by the Company of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.20. The rights and remedies against a Defaulting Lender under this Section 2.20 are in addition to any other rights and remedies which the Company, any other Borrower, the Agent, any Issuing Bank, any Swing Line Bank or any Lender may have against such Defaulting Lender.

(c) If the Company and the Agent agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Advances to be funded and held on a pro rata basis by the Lenders in accordance with their Ratable Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.21. Replacement of Lenders. If (a) any Lender requests compensation under Section 2.11, (b) any Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, (c) any Lender is a Defaulting Lender, or (d) any Lender does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.01 and (ii) has been approved by the Required Lenders (a “Non-Approving Lender”), then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(1) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 9.07;

(2) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances and participations in Letters of Credit and Swing Line Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(3) in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(4) such assignment does not conflict with applicable law; and

(5) in the case of any assignment resulting from a Lender becoming a Non-Approving Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness. This amendment and restatement of the Existing Credit Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:

(a) There shall have occurred no Material Adverse Change since December 31, 2012.

(b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that (i) the Information Memorandum (other than the financial projections included therein) contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which such statements were made or (ii) the financial projections included in the Information Memorandum were not prepared in good faith based upon reasonable assumptions at the time prepared (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company’s control, and that no assurance can be given that the projections will be realized); and without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Company and its Subsidiaries as they shall have requested.

(d) The Company shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

(e) The Company shall have paid all accrued fees (including the fees described in the Information Memorandum) and expenses of the Agent and the Lenders (including the invoiced accrued fees and expenses of counsel to the Agent).

(f) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Company, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 4.01 are correct on and as of the Effective Date, and

(ii) No event has occurred and is continuing that constitutes a Default.

(g) The Agent shall have received on or before the Effective Date the following, each dated the Effective Date, in form and substance satisfactory to the Agent:

(i) The Notes to the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(ii) Certified copies of the resolutions of the Board of Directors of the Company approving each Loan Document to which it is a party, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each Loan Document to which it is a party.

(iii) A certificate of the Secretary or an Assistant Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

(iv) A favorable opinion of Roy Smith, General Counsel for the Company, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

SECTION 3.02. Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary is subject to the receipt by the Agent on or before the date of such initial Advance of each of the following, in form and substance reasonably satisfactory to the Agent and dated such date:

(a) The Notes of such Designated Subsidiary to the order of the Lenders to the extent requested by any Lender pursuant to Section 2.16.

(b) Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement and the Notes to be delivered by it, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.

(c) A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign its Designation Agreement and the Notes to be delivered by it and the other documents to be delivered by it hereunder.

(d) A certificate signed by a duly authorized officer of the Company, certifying that such Designated Subsidiary has obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver its Designation Agreement and the Notes to be delivered by it and to perform its obligations hereunder and thereunder.

(e) A Designation Agreement duly executed by such Designated Subsidiary and the Company.

(f) A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary substantially in the form of Exhibit D hereto, and as to such other matters as any Lender through the Agent may reasonably request.

(g) Such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

SECTION 3.03. Conditions Precedent to Each Borrowing, Issuance, Commitment Increase and Extension Date. The obligation of each Lender and each Swing Line Bank to make an Advance (other than (x) a participation in a Swing Line Advance made by a Lender pursuant to Section 2.02(b) or (y) an Advance made by any Issuing Bank or any Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, the obligation of each Issuing Bank to issue a Letter of Credit, each Commitment Increase and each extension of the Commitments pursuant to Section 2.19 shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, such issuance, the applicable Increase Date or the applicable Extension Date (as the case may be) (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Swing Line Borrowing, Notice of Issuance, request for Commitment Increase, request for Commitment extension and the acceptance by the applicable Borrower of the proceeds of such Borrowing, such issuance or such Increase Date shall constitute a representation and warranty by such Borrower that on the date of such Borrowing, date of such issuance, such Increase Date or such Extension Date such statements are true):

(i) the representations and warranties contained in Section 4.01 (except the representations set forth in the last sentence of subsection (e) thereof) and, in the case of any Borrowing of issuance made to or on behalf of a Designated Subsidiary, in the Designation Agreement for such Designated Subsidiary, are correct on and as of such date, before and after giving effect to such Borrowing, such issuance, such Commitment Increase or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date, and

(ii) no event has occurred and is continuing, or would result from such Borrowing, such issuance, such Commitment Increase or such Extension Date (as the case may be) or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, no Issuing Bank will be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and no Swing Line Bank will be required to make any Swing Line Advance, unless such Issuing Bank or such Swing Line Bank, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof reasonably satisfactory to such Issuing Bank or such Swing Line Bank.

SECTION 3.04. Determinations Under Section 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Company, by notice to the Agent, designates as the proposed Effective Date or the date of the initial Advance to the applicable Designated Subsidiary, as the case may be, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date and each date of initial Advance to a Designated Subsidiary, as applicable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Company. The Company represents and warrants as follows:

(a) Each Borrower is an entity duly organized and validly existing and, if applicable to such entity, in good standing under the laws of its jurisdiction of organization.

(b) The execution, delivery and performance by each Borrower of each Loan Document to which it is a party, and the consummation of the transactions contemplated hereby, are within such Borrower’s corporate or other powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) such Borrower’s charter or by-laws or (ii) law or any contractual restriction (other than any immaterial contractual restriction) binding on or affecting such Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of any Loan Document to which it is a party.

(d) This Agreement has been, and each of other Loan Documents to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Borrower party thereto. This Agreement is, and each of other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with their respective terms.

(e) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2012, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of KPMG LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2013, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at March 31, 2013, and said statements of income and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2012, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of the Company, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action,

affecting the Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby.

(g) Following application of the proceeds of each Advance, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 5.02(a) or 5.02(f) or subject to any restriction contained in any agreement or instrument between the Company and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(h) Other than as set forth on Schedule 4.01(h), the operations and properties of the Company and each of its Subsidiaries comply in all respects with all applicable Environmental Laws, all necessary Environmental Permits have been obtained and are in effect for the operations and properties of the Company and its Subsidiaries, the Company and its Subsidiaries are in compliance with all such Environmental Permits, except to the extent that any such noncompliance or failure to obtain any necessary permits would not be reasonably expected to have a Material Adverse Effect, and to the knowledge of the Company, no circumstances exist that would be reasonably expected to (i) form the basis of an Environmental Action against the Company or any of its Subsidiaries or any of their properties that would have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law that would have a Material Adverse Effect.

(i) Other than the properties set forth on Schedule 4.01(i) or such other properties as to which a Material Adverse Effect would not reasonably be expected to result, none of the properties currently or formerly owned or operated by the Company or any of its Subsidiaries is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list.

(j) Other than the locations set forth on Schedule 4.01(j) or such other locations as to which a Material Adverse Effect would not reasonably be expected to result, neither the Company nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or, to the knowledge of the Company, proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or any analogous state list; other than as set forth on Schedule 4.01(j), Hazardous Materials have not been released or disposed of on any property currently or formerly owned or operated by the Company or any of its Subsidiaries in a manner which would reasonably be expected to result in a Material Adverse Effect; and except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, all Hazardous Materials have been used, treated, handled, stored and disposed of on such properties in compliance with all applicable Environmental Laws and Environmental Permits.

(k) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan other than such ERISA Events as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(l) Schedule SB (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which will have been filed with the Internal Revenue

Service and furnished to the Agent is complete and accurate in all material respects and fairly presents the funding status of such Plan as of the date set forth therein, and since the date of such Schedule B there has been no change in such funding status that would reasonably be expected to result in a Material Adverse Effect.

(m) Neither the Company nor any of its ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that would reasonably be expected to result in a Material Adverse Effect.

(n) Except as would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or has been terminated, within the meaning of Title IV of ERISA, or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA and, to the best of the Company’s knowledge, no such Multiemployer Plan is reasonably expected to be in reorganization, insolvent or to be terminated, within the meaning of Title IV of ERISA or to be in endangered or critical status.

(o) Neither any Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances nor the application of the proceeds or repayment thereof by the Company, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(p) None of the Borrowers or any of their Subsidiaries is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii)(A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from any Advances hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.

(q) As of the date furnished, neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of the Company or any other Borrower to the Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

ARTICLE V

COVENANTS OF THE COMPANY

SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, except to the extent that any such non-compliance, in the aggregate, would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property except to the extent that any such non-payment, in the aggregate, would not have a Material Adverse Effect; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which any reserves required to be maintained in accordance with GAAP are maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and exercise its commercially reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits applicable to its operations and properties except to the extent that the failure so to comply would not reasonably be expected to result in a Material Adverse Effect; obtain and renew all Environmental Permits necessary for its operations and properties except to the extent that the failure to obtain or renew any of such Environmental Permits would not reasonably be expected to result in a Material Adverse Effect; and to the extent required by Environmental Laws conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in all material respects in accordance with the requirements of all applicable Environmental Laws except to the extent that the failure so to comply would not reasonably be expected to result in a Material Adverse Effect; provided, however, that neither the Company nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and reserves appropriate in the reasonable judgment of the Company and its accountants are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Company and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(b) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not materially disadvantageous to the Company and its Subsidiaries, taken as a whole, or to the Lenders.

(f) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants unless such accountants reasonably object to such discussions.

(g) Preparation of Environmental Reports. If a Default caused by reason of breach of Section 4.01(f) with respect to environmental matters (including, without limitation, with respect to any Environmental Action), (h), (i) or (j) or 5.01(c) shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Agent, provide to the Lenders within 90 days after such request, at the expense of the Company, an environmental site assessment report for the properties associated with such Default and described in such request, prepared by an environmental consulting firm acceptable to the Agent, indicating the presence or absence of Hazardous Materials in violation of or requiring remediation under Environmental Laws and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties.

(h) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(i) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that neither the Company nor any of its Subsidiaries shall be required to preserve any properties if the Board of Directors of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not materially disadvantageous to the Company and its Subsidiaries, taken as a whole, or to the Lenders.

(j) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, other than with respect to transactions between the Company and its wholly owned Subsidiaries or between wholly owned Subsidiaries, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary (considered as a whole, in conjunction with all other relationships and arrangements with such Affiliates and consistent with prudent business practices) than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(k) Reporting Requirements. Furnish to the Agent (for distribution by the Agent to the Lenders):

(i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and to determine the Leverage Ratio, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, containing the Consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by KPMG LLP or other independent public accountants acceptable to the Required Lenders, and certificates of the chief financial officer of the Company as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03 and to determine the Leverage Ratio, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, to the extent not publicly available through the electronic data gathering and retrieval facilities of the Securities and Exchange Commission (in which case the Company shall promptly notify the Agent of the availability of such information from such sources), copies of all reports that the Company sends to its security holders generally, and copies of all reports and registration statements that the Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (other than any reports on Form 11-K and any registration statements filed on Form S-8 or their equivalents);

(v) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Company or any of its Subsidiaries of the type described in Section 4.01(f);

(vi) promptly after an officer of the Company knows or should know of the occurrence thereof, notice of any condition or occurrence on any property of the Company or any of its Subsidiaries that results in a material noncompliance by or material liability with respect to the Company or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit which would reasonably be expected to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or such property that would be reasonably expected to have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would be reasonably expected to have a Material Adverse Effect;

(vii) promptly and in any event within 15 days after the employee of the Company responsible for ERISA matters or the employee of an ERISA Affiliate responsible for ERISA matters knows or has reason to know that any ERISA Event has occurred, a statement of the chief financial officer of the Company describing such ERISA Event and the action, if any, that the Company or such ERISA Affiliate has taken and proposes to take with respect thereto;

(viii) promptly and in any event within three Business Days after receipt thereof by the Company or any of its ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code), copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any such Plan;

(ix) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan;

(x) promptly and in any event within 10 Business Days after receipt thereof by the Company or any of its ERISA Affiliates (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Internal Revenue Code) from the sponsor of a Multiemployer Plan, copies of each notice concerning (x) the imposition of Withdrawal Liability by any such Multiemployer Plan, (y) the reorganization, insolvency or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or a determination that such Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA and (z) the amount of liability incurred, or that may be incurred, by the Company or any of its ERISA Affiliates in connection with any event described in clause (x) or (y); and

(xi) such other information respecting the Company or any of its Subsidiaries as any Lender through the Agent may from time to time reasonably request.

SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will not:

(a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition or improvement of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired or improved (except to the extent that construction financing may result in an encumbrance on the underlying fee or leasehold), and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed $200,000,000 at any time outstanding,

(iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or such Subsidiary or acquired by the Company or such Subsidiary,

(v) other Liens (A) securing Debt in an aggregate principal amount not to exceed at any time outstanding an amount equal to 15% of the Company’s Consolidated Net Worth, or (B) that arise in connection with receivables securitization programs, in an aggregate principal amount not to exceed $175,000,000 at any time outstanding (for purposes of this clause (B), the “principal amount” of a receivables securitization program shall mean the Invested Amount),

(vi) Liens in respect of goods consigned to the Company or any of its Subsidiaries in the ordinary course of business, including, without limitation, goods which are the subject of tolling agreements or manufacturing and servicing agreements to which the Company or any of its Subsidiaries is a party; provided that such Liens are limited to the goods so consigned and the goods which are the subject of such agreements,

(vii) Liens securing Debt owed to the Company or to a wholly owned Subsidiary of the Company;

(viii) Liens on Cash Collateral provided under the terms of this Agreement, and

(ix) the replacement, extension or renewal of any Lien permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any Material Subsidiary to do so, except that (i) the Company may merge or consolidate with any other Person so long as the Company is the surviving corporation and (ii) any Material Subsidiary may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to (x) any other Subsidiary of the Company, (y) the Company or (z) any other Person, and in the case of this clause (z), so long as either (A) such Material Subsidiary is the surviving Person or (B) at least 75% of the consideration therefor received by the Company or any of its Subsidiaries is in the form of cash or other consideration that is converted into cash within 180 days after receipt thereof, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist, any Debt other than:

(i) Debt owed to the Company or to a wholly owned Subsidiary of the Company,

(ii) Debt existing on the Effective Date and described on Schedule 5.02(c) hereto (the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing,

(iii) unsecured Debt and Invested Amounts aggregating not more than $250,000,000 at any one time outstanding incurred by a special purpose financing Subsidiary of the Company,

(iv) other Debt (whether secured or unsecured) to the extent such Debt would be permitted to be secured under Section 5.02(a)(v)(A),

(v) Debt incurred hereunder,

(vi) Debt (“Acquired Debt”) of any Person that becomes a Subsidiary of the Company after the date hereof that is existing at the time such Person becomes a Subsidiary of the Company (other than Debt incurred in contemplation of such Person becoming a Subsidiary of the Company), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, such Acquired Debt, provided that the terms of any such extending, refunding or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise not prohibited by this Agreement and provided further that the principal amount of such Acquired Debt shall not be increased above the principal amount thereof (plus any undrawn lending commitments in respect thereof) outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, and

(vii) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(d) Accounting Changes. Make or permit any change in the accounting policies or reporting practices applicable to the Company and its Consolidated Subsidiaries, except as required or permitted by generally accepted accounting principles.

(e) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the fundamental nature of the business of the Company and its Subsidiaries, taken as a whole, as carried on at the date hereof.

SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Company will:

(a) Interest Coverage Ratio. Maintain a ratio of Consolidated EBITDA of the Company and its Subsidiaries to Interest Expense for the four quarters most recently ended, in each case, by the Company and its Subsidiaries of not less than 3.50:1.00.

(b) Debt to EBITDA Ratio. Maintain a ratio of Total Consolidated Debt to Consolidated EBITDA of the Company and its Subsidiaries for the four quarters most recently ended of not greater than 3.50:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) The Company or any other Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Company or any other Borrower shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under this Agreement or any Note within three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by any Borrower in any Loan Document or by any Borrower (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) (i) The Company shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), (f), (j) or (k), 5.02 or 5.03, or (ii) any Borrower shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Company by the Agent or any Lender; or

(d) The Company or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal amount of at least $50,000,000 (or the equivalent thereof in any other currency) or any Hedge Agreement the Agreement Value of which is at least $50,000,000 (or the equivalent thereof in any other currency) in the aggregate (but excluding Debt outstanding hereunder) of the Company or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt or Hedge Agreement; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt or Hedge Agreement and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or Hedge Agreement; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Company or any of its Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company or any of its Significant Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Company or any of its Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments or orders for the payment of money in excess of $50,000,000 (or the equivalent thereof in any other currency) in the aggregate shall be rendered against the Company or any of its Significant Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any non-monetary judgment or order shall be rendered against the Company or any of its Subsidiaries that would be reasonably expected to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 40% or more of the combined voting power of all Voting Stock of the Company; (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Company or (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company); or (iii) any

Person or two or more Persons acting in concert (other than directors or officers of the Company and its Subsidiaries) shall have acquired by contract or otherwise, a controlling influence over the management or policies of the Company; or

(i) Any ERISA Event shall have occurred in an amount exceeding $50,000,000; or

(j) The Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan for which the Company would reasonably be expected to become liable in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company and its ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $50,000,000 or requires payments exceeding $5,000,000 per annum; or

(k) The Company or any of its ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, insolvent or is being terminated, within the meaning of Title IV of ERISA or has been determined to be in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA, the Company is reasonably expected to become liable in connection with such reorganization, insolvency, termination or determination and as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization, insolvent being terminated or in endangered or critical status have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or

(l) so long as any Subsidiary of the Company is a Designated Subsidiary, any provision of Article VII shall for any reason cease to be valid and binding on or enforceable against the Company, or the Company shall so state in writing;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the other Borrowers, declare the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company and the other Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (A) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will,

(a) pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding (but only to the extent such Available Amount has not already been Cash Collateralized) or (b) make such other arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Required Lenders and not more disadvantageous to the Borrowers than clause (a); provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, an amount equal to the aggregate Available Amount of all outstanding Letters of Credit shall be immediately due and payable to the Agent for the account of the Lenders without notice to or demand upon the Borrowers, which are expressly waived by each Borrower, to be held in the L/C Cash Collateral Account. If at any time the Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Collateral Account shall be returned to the Borrowers.

ARTICLE VII

GUARANTY

SECTION 7.01. Guaranty. The Company hereby absolutely, unconditionally and irrevocably guarantees, as a guarantee of payment and not of collection, the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all obligations of each other Borrower now or hereafter existing under or in respect of this Agreement and the Notes (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such obligations being the “Guaranteed Obligations”), and agrees to pay any and all out-of-pocket expenses (including, without limitation, reasonable fees and expenses of outside counsel) incurred by the Agent or any other Lender in enforcing any rights under this Article VII. Without limiting the generality of the foregoing, the Company’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any such Borrower to the Agent or any Lender under or in respect of this Agreement or the Notes but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower.

SECTION 7.02. Guaranty Absolute. The Company guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of this Agreement and the Notes, regardless of any law, regulation, decree or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The obligations of the Company under or in respect of this Article VII are independent of the Guaranteed Obligations or any other obligations of any other Borrower under or in respect of this Agreement and the Notes, and a separate action or actions may be brought and prosecuted against the Company to enforce this Article VII, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of the Company under this Article VII shall be irrevocable, absolute and unconditional irrespective of, and the Company hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of this Agreement (other than this Article VII), the Notes or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of any Borrower under or in respect of this Agreement or the Notes, or any other amendment or waiver of or any consent to departure from this Agreement or the Notes, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Borrower under this Agreement or the Notes or any other assets of any Borrower or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its Subsidiaries;

(f) any failure of any Lender or the Agent to disclose to the Company any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower now or hereafter known to such Lender or the Agent (the Company waiving any duty on the part of the Lenders and the Agent to disclose such information); or

(g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender or the Agent that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety.

This Article VII shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or the Agent or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

SECTION 7.03. Waivers and Acknowledgments. (a) The Company hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Article VII and any requirement that any Lender or the Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any collateral.

(b) The Company hereby unconditionally and irrevocably waives any right to revoke this Article VII and acknowledges that the guaranty under this Article VII is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) The Company hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender or the Agent that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of the Company or other rights of the Company to proceed against any Borrower, any other guarantor or any other Person or any collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the obligations of the Company hereunder.

(d) The Company hereby unconditionally and irrevocably waives any duty on the part of any Lender or the Agent to disclose to the Company any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Borrower or any of its Subsidiaries now or hereafter known by such Lender or the Agent.

(e) The Company acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by this Agreement and the Notes and that the waivers set forth in Section 7.02 and this Section 7.03 are knowingly made in contemplation of such benefits.

SECTION 7.04. Subrogation. The Company hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against any Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of the Company’s obligations under or in respect of this Article VII, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender or the Agent against any Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash, all Letters of Credit shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to the Company in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII, (b) the latest date of expiration or termination of all Letters of Credit and (c) the final Termination Date, such amount shall be received and held in trust for the benefit of the Lenders and the Agent, shall be segregated from other property and funds of the Company and shall forthwith be paid or delivered to the Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article VII, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Guaranteed Obligations or other amounts payable under this Article VII thereafter arising. If (i) the Company shall make payment to any Lender or the Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article VII shall have been paid in full in cash, (iii) all Letters of Credit shall have expired to been terminated and (iv) the final Termination Date shall have occurred, the Lenders and the Agent will, at the Company’s request and expense, execute and deliver to the Company appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Company of an interest in the Guaranteed Obligations resulting from such payment made by the Company pursuant to this Article VII.

SECTION 7.05. Continuing Guaranty; Assignments. The guaranty under this Article VII is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article VII, (ii) the latest date of expiration or termination of all Letters of Credit and (iii) the final Termination Date, (b) be binding upon the Company, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and the Agent and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment and Authority. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders and the Issuing Banks, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 8.02. Rights as a Lender The Person serving as the Agent hereunder shall have the same rights and powers and duties under the Loan Documents in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. (a) The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and Article VI), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

SECTION 8.04. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Indemnification. (a) Each Lender severally agrees to indemnify the Agent (to the extent not reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents that are payable by the Company hereunder, to the extent that the Agent is not reimbursed for such expenses by the Company. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

(b) Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by the Company) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c) The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Company.

SECTION 8.06. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facilities as well as activities as Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.07. Resignation of Agent. (a) The Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective

Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks, appoint a successor Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

(d) Any resignation pursuant to this Section by a Person acting as Agent shall, unless such Person shall notify the Company and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swing Line Advances or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Line Bank, (ii) the retiring Issuing Bank and Swing Line Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, (iii) the successor Swing Line Bank shall enter into an Assignment and Acceptance and acquire from the retiring Swing Line Bank each outstanding Swing Line Advance of such retiring Swing Line Bank for a purchase price equal to par plus accrued interest and (iv) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.08. Non-Reliance on Agent and Other Lenders. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. Other Agents. Each Lender hereby acknowledges that no syndication agent and no documentation agent nor any other Lender designated as any “Agent” (other than the Agent) on the signature pages or the cover hereof has any liability hereunder other than in its capacity as a Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) except as provided in Section 2.18 or 2.19, increase or extend the Commitments of the Lenders, (c) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (d) except as provided in Section 2.19, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (f) reduce or limit the obligations of the Company under Section 7.01 or release or otherwise limit the Company’s liability with respect to its obligations under Article VII, or (g) amend this Section 9.01; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note, (y) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Bank, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Banks under this Agreement, and (z) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

SECTION 9.02. Notices, Etc. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Company or any other Borrower, to it at Five Garret Mountain Plaza, Woodland Park, NJ 07424, Attention of Treasurer (Facsimile No. 973 357-3068; Telephone No. 973 357-3145);

(ii) if to the Agent, to Citibank, N.A. at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (212) 994-0961; Telephone No. (302) 894-6160);

(iii) if to Citibank, N.A. in its capacity as an Issuing Bank, to it at 1615 Brett Road, Building #3, New Castle, Delaware 19720, Attention of Bank Loan Syndications; (Facsimile No. (212) 994-0961; Telephone No. (302) 894-6160); and if to any other Issuing Bank, to it at the address provided in writing to the Administrative Agent and the Company at the time of its appointment as an Issuing Bank hereunder;

(iv) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Change of Address, etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Borrower agrees that the Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s or the Agent’s transmission of communications through the Platform, except to the extent resulting from the gross negligence or willful misconduct of an Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material that any Borrower provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04. Costs and Expenses. (a) The Company agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, (A) all reasonable due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, consultant, and audit expenses and (B) the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Company further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the other Loan Documents and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b) The Company agrees to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, penalties, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Notes, this Agreement, any other Loan Document, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Hazardous Materials on any property of the Company or any of its Subsidiaries or any Environmental Action relating in any way to the Company or any of its Subsidiaries (but excluding any such claim, damage, loss, liability or expense (A) to the extent resulting from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment or (B) arising from a successful claim by the Company against such Indemnified Party). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equity holders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, the other Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances.

(c) If any payment of principal of, or Conversion of, any Eurocurrency Rate Advance is made by any Borrower to or for the account of a Lender (i) other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Company pursuant to Section 2.21 or (ii) as a result of a payment or Conversion pursuant to Section 2.08, 2.10 or 2.12, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. If the amount of the Alternative Currency purchased by any Lender in the case of a Conversion or exchange of Advances in the case of Section 2.08 or 2.12 exceeds the sum required to satisfy such Lender’s liability in respect of such Advances, such Lender agrees to remit to the Company such excess.

(d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Company or any Borrower against any and all of the obligations of the Company or any Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be contingent or unmatured. Each Lender agrees promptly to notify the appropriate Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06. Binding Effect. Subject to the satisfaction of the conditions precedent set forth in Section 3.01, this amendment and restatement of the Existing Credit Agreement shall become effective when it shall have been executed by the Company and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Company, the Agent and each Lender and their respective successors and assigns, except that neither the Company nor any other Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of all Lenders (and any other attempted assignment or transfer by any party hereto shall be null and void).

SECTION 9.07. Assignments and Participations. (a) Successors and Assigns Generally. No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it (in each case with respect to any Facility) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice ot the Agent within ten Business Days after having received notice thereof;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of each Issuing Bank and Swing Line Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, each Issuing Bank, each Swing Line Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swing Line Advances in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12 and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person or the Company or any of the Company’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.05 with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 9.01 that affects such Participant. Without the consent of the Company, a Participant shall not be entitled to the benefits of Section 2.11. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Company consents to the participation and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.14(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Letter of Credit Commitments. Each Issuing Bank may assign to an Eligible Assignee its rights and obligations or any portion of the undrawn Letter of Credit Commitment at any time; provided, however, that (i) the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, and (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with a processing and recordation fee of $3,500.

SECTION 9.08. Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) after notice to the Company, if permitted and practicable, to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) after notice to the Company, if permitted and practicable, to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as, or more restrictive than, those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to a Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Company or its Subsidiaries or the Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facilities; (h) with the consent of the Company; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Lender, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than a Borrower.

For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent, any Lender or any Issuing Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries; provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential.

SECTION 9.09. Designated Subsidiaries. (a) Designation. The Company may at any time, and from time to time, upon not less than five Business Days’ notice in the case of any Subsidiary so designated after the Effective Date, notify the Agent that the Company intends to designate a Subsidiary as a “Designated Subsidiary” for purposes of this Agreement. On or after the date that is five Business Days after such notice, upon delivery to the Agent and each Lender of a Designation Letter duly executed by the Company and the respective Subsidiary and substantially in the form of Exhibit E hereto, such Subsidiary shall thereupon become a “Designated Subsidiary” for all purposes of this Agreement, and, upon fulfillment of the applicable conditions set forth in Section 3.02 and after such Designation Letter is accepted by the Agent, such Subsidiary shall thereupon become a Designated Subsidiary for all purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Agent shall promptly notify each Lender of the Company’s notice of such pending designation by the Company and the identity of the respective Subsidiary. Following the giving of any notice pursuant to this Section 9.12(a), if the designation of such Designated Subsidiary obligates the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall, promptly upon the request of the Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Agent or any Lender in order for the Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations.

If the Company shall designate as a Designated Subsidiary hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Designated Subsidiary.

As soon as practicable after receiving notice from the Company or the Agent of the Company’s intent to designate a Subsidiary as a Designated Borrower, and in any event no later than five Business Days after the delivery of such notice, for a Designated Subsidiary that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such Designated Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify the Company and the Agent in writing. With respect to each Protesting Lender, the Company shall, effective on or before the date that such Designated Subsidiary shall have the right to borrow hereunder, either (A) notify the Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received payment of an amount equal to the outstanding principal of its Advances and/or Letter of Credit reimbursement obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or the relevant Designated Subsidiary (in the case of all other amounts), or (B) cancel its request to designate such Subsidiary as a “Designated Subsidiary” hereunder.

(b) Termination. Upon the request of the Company and the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary, then, so long as at the time no Notice of Revolving Credit Borrowing, Notice of Issuance or Notice Swing Line Borrowing is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Agent to the Lenders (which notice the Agent shall give promptly. And only upon its receipt of a request therefor from the Company). Thereafter, the Lenders shall be under no further obligation to make any Advances hereunder to such Designated Subsidiary.

SECTION 9.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.12. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in any Alternative Currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such Alternative Currency with Dollars at Citibank’s principal office in London at 11:00 A.M. (London time) on the Business Day preceding that on which final judgment is given.

(c) The obligation of the Company and each other Borrower in respect of any sum due from it in any currency (the “Primary Currency”) to any Lender or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Agent (as the case may be) in the applicable Primary Currency, the Company and each other Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Agent (as the case may be) in the applicable Primary Currency, such Lender or the Agent (as the case may be) agrees to remit to the Company or such other Borrower such excess.

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any Note or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Designated Subsidiary hereby agrees that service of process in any such action or proceeding brought in the any such New York State court or in such federal court may be made upon the Company at its address set forth in Section 9.02 and each such Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. The parties hereto hereby further irrevocably consent to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 9.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. No Liability of the Issuing Banks. The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither an Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; provided that nothing herein shall be deemed to excuse such Issuing Bank if it acts with gross negligence or willful misconduct in accepting such documents.

SECTION 9.15. Patriot Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each borrower, guarantor or grantor hereunder, which information includes the name and address of each borrower, guarantor or grantor hereunder and other information that will allow such Lender to identify such borrower, guarantor or grantor hereunder in accordance with the Act.

SECTION 9.16. No Fiduciary Duties. Each Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Borrower and its Affiliates, on the one hand, and the Agent, the Issuing Banks, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Issuing Banks, the Lenders and or respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.17. Substitution of Currency. If a change in any Alternative Currency occurs pursuant to any applicable law, rule or regulation of any governmental, monetary or multi-national authority, this Agreement (including, without limitation, the definition of Eurocurrency Rate) will be amended to the extent determined by the Agent (acting reasonably and in consultation with the Company) to be necessary to reflect the change in currency and to put the Lenders and the Borrowers in the same position, so far as possible, that they would have been in if no change in such Alternative Currency had occurred.

SECTION 9.18. Waiver of Jury Trial. Each of the Company, each other Borrower, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any other Loan Document or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CYTEC INDUSTRIES INC.

By:	/s/ David M. Drillock
	Name:	David M. Drillock
	Title:	Vice President & Chief Financial Officer

CITIBANK, N.A., as Agent

By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

Initial Lenders

CITIBANK, N.A.,

By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Brett Thompson
	Name:	Brett Thompson
	Title:	Director

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ James Travagline
	Name:	James Travagline
	Title:	Director

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CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Pamela Donnelly
	Name:	Pamela Donnelly
	Title:	Managing Director

By:	/s/ Brad Matthews
	Name:	Brad Matthews
	Title:	Vice president

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ Kazuhisa Matsuda
	Name:	Kazuhisa Matsuda
	Title:	Managing Director

SCOTIABANC INC.

By:	/s/ K. Zhou
	Name:	K. Zhou
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Adrienne Young
	Name:	Adrienne Young
	Title:	Vice-President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Michael Nardo
	Name:	Michael Nardo
	Title:	Executive Vice President

2

TD BANK, N.A.

By:	/s/ Bernadette Collins
	Name:	Bernadette Collins
	Title:	Senior Vice President

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Mark E. Irey
	Name:	Mark E. Irey
	Title:	Assistant Vice President

3